Exhibit Q.1.J

Amendment #1 to
Investment Advisory
Contract

Federated Government
Income Securities, Inc.

	This Amendment
 #1 to the Investment
Advisory Contract
between Federated
Investment Management Co.
and Federated Government
Income Securities, Inc.,
approved at a board
meeting on May 17, 2008,
shall become
effective as of
June 30, 2008.

	For all
services rendered
 by Adviser hereunder,
 the Fund shall pay
to Adviser and Adviser
agrees to accept as
full compensation
for all services
rendered hereunder,
an annual gross
investment advisory
fee equal to 0.60%
of the
average daily net
assets of the Fund.
Such fee shall be
accrued and paid
daily at the rate of
1/365th of 0.60% of the
daily net assets of
the Fund.

	The right of
the Adviser as set
forth in Paragraph 5
of this Contract to
assume expenses of one or
more of
the Funds shall also
 apply as to any classes
 of the above-named Fund.

	IN WITNESS
WHEREOF, the parties
have caused this Contract
to be executed on their
behalf by their duly
authorized officers
this 1st day of
 June, 2008.


FEDERATED INVESTMENT
MANAGEMENT CO.

By:  /s/ John F. Fisher
Name:  John B. Fisher
Title:  President/CEO


FEDERATED GOVERNMENT
 INCOME SECURITIES,
INC.

By:  /s/ J. Christopher
 Donahue
Name:  J. Christopher
 Donahue
Title:  President






PGHLIB-2359473.1
PGHLIB-2359473.1

PGHLIB-2359473.1